77D Policies with respect to security investments:

The former policy for certain series of PIMCO Funds listed below regarding currency hedging provided that such series will normally hedge at least 75% (80% in the case of the PIMCO Foreign Bond Fund
(U.S. Dollar-Hedged) and PIMCO Global Bond Fund (U.S. Dollar-Hedged) of its exposure to foreign currency. Effective August 31, 2006, each such series listed below changed its policy so that each such series will normally limit its foreign currency exposure (from non-U.S. dollar denominated securities or currencies) to 20% (25% in the case of the PAPS International Portfolio) of its total assets:

PIMCO Low Duration Fund
PIMCO Low Duration Fund III
PIMCO StocksPLUS TR Short Strategy Fund
PIMCO CommodityRealReturn Strategy Fund
PIMCO Moderate Duration Fund
PIMCO Diversified Income Fund
PIMCO European StocksPLUS TR Strategy Fund
PIMCO Real Return Fund
PIMCO Far East (ex-Japan) StocksPLUS TR Strategy Fund
PIMCO Real Return Asset Fund
PIMCO Floating Income Fund
PIMCO RealEstateRealReturn Strategy Fund
PIMCO Short-Term Fund
PIMCO Small Cap StocksPLUS TR Fund
PIMCO StocksPLUS Fund
PIMCO StocksPLUS Total Return Fund
PIMCO High Yield Fund
PIMCO Total Return Fund
PIMCO International StocksPLUS TR Strategy Fund (U.S. Dollar-Hedged) PIMCO Investment Grade Corporate Bond Fund
PIMCO Total Return Fund III
PIMCO Japanese StocksPLUS TR Strategy Fund
PIMCO Fundamental IndexPLUS Fund
PIMCO Fundamental IndexPLUS TR Fund
PIMCO Foreign Bond Fund (U.S. Dollar-Hedged)
PIMCO Global Bond Fund (U.S. Dollar-Hedged)
PAPS High Yield Portfolio
PAPS International Portfolio
PAPS Real Return Portfolio
PAPS Short-Term Portfolio II